Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2008 Third Quarter Financial Results
and Updates Development of Product Candidates
Conference Call Scheduled for Today — Thursday, November 6, 2008
at 4:30 p.m. Eastern Time
Mountain View, California – November 6, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the quarter and nine month period ended September 30, 2008, and provided an update on its product development candidates. The net loss for the quarter and nine month period ended September 30, 2008, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $14.7 million and $43.4 million, respectively, compared to a net loss of $10.8 million and $31.9 million in the comparable periods in 2007. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at September 30, 2008 of $78.0 million.
“We continue to make excellent progress with our lead program, AZ-004 (Staccato® loxapine),” said Thomas B. King, President and CEO of Alexza. “With our second Phase 3 trial recently enrolled and initial data expected before the end of the year, we are two years ahead of our original schedule. If data from this second Phase 3 trial are also positive, we expect to submit Alexza’s first NDA in early 2010. To continue on this timeline, we have sharpened our focus on escalating the activities for AZ-004 commercial manufacturing, quality systems, regulatory submissions and strategic marketing.”
Financial Results — Periods Ended September 30, 2008 and 2007
GAAP operating expenses were $21.1 million and $60.8 million in the quarter and nine month period ended September 30, 2008, compared to $15.1 million and $43.1 million for the comparable periods in 2007. The increases resulted primarily from increased spending on AZ-004 and AZ-104 as the Company continued development of these product candidates under the Symphony Allegro agreement, increased spending on AZ-003 with continued development of this product candidate under the development agreement with Endo Pharmaceuticals, increased spending for commercial device development and manufacturing process scale-up efforts, increased personnel-related costs to support these efforts, and increased share-based compensation costs.
On January 1, 2006, Alexza adopted FAS 123R and reports employee share-based compensation expense based on the fair value of the award. Share-based compensation was $1,183,000 and $3,821,000 in the quarter and nine month period ended September 30, 2008 compared to $762,000 and $2,038,000 in the comparable periods in 2007. Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. As the Company has no direct ownership in Allegro, it reduces its net loss by the losses incurred by Allegro. “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” reduced net loss for the quarter and nine month period ended September 30, 2008 by $6.1 million and $15.7 million, and reduced net loss by $3.0 million and $7.7 million in the comparable periods in 2007.
Product Candidates Development Update
• AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. AZ-004 is currently in Phase 3 clinical testing and, if the data from the second Phase 3 trial is positive, the Company projects an NDA filing in early 2010.
In October 2008, the Company completed enrollment in the second of its two Phase 3 clinical trials. Alexza expects to release initial results from this trial by the end of 2008. This trial enrolled 314 bipolar disorder patients with acute agitation at 17 U.S. clinical centers. The trial was an in-clinic, multicenter, randomized, double-blind, placebo-controlled study and tested AZ-004 at two dose levels, 5 and 10 mg. Patients could receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. Patients eligible for the study include those who are admitted through an emergency department and those who are already in-patients in a hospital setting, as long as they had acute agitation at the time of patient randomization. This study was the first AZ-004 study enrolling bipolar disorder patients.
In September 2008, the Company announced positive results from its first Phase 3 clinical trial of AZ-004 in schizophrenic patients with acute agitation. Both the 5 mg and the 10 mg doses of AZ-004 met the primary and secondary endpoints of the study. The administration of AZ-004 was generally safe and well tolerated in this patient population.
Alexza has completed five clinical trials with AZ-004, enrolling more than 800 patients to date, and has announced positive results from the first four of these studies. These four studies include a 50 subject Phase 1 study in healthy volunteers, a 129 patient Phase 2 study in agitated schizophrenic patients, a 32 patient multiple-dose tolerability and pharmacokinetic study in non-agitated schizophrenic patients, and a 344 patient Phase 3 study in schizophrenic patients with acute agitation. Alexza completed an end-of-Phase 2 meeting with the FDA for AZ-004 in September 2007 and believes it has a clear understanding of the development requirements for filing an NDA for AZ-004.
AZ-004 has been licensed to Symphony Allegro, Inc., or Symphony Allegro, and the Company has the right to repurchase all rights to this product candidate.

• AZ-001 (Staccato prochlorperazine). Alexza is developing AZ-001 to treat patients suffering from acute migraine headaches. During the third quarter of 2008, Alexza conducted an end-of-Phase 2 meeting with the FDA. The Company believes it has a clear understanding of the NDA requirements for this product candidate. Consistent with previous guidance, Alexza is not planning on conducting any AZ-001 Phase 3 studies without a partner, and is continuing to seek partners for the Staccato migraine product candidates, AZ-001 and AZ-104.
• AZ-104 (Staccato loxapine). Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. AZ-104 has completed a Phase 2a in-clinic study and Alexza plans to initiate an outpatient Phase 2b clinical trial in early 2009. In October 2008, Alexza submitted its updated IND for AZ-104 with the Division of Neurology Drug Products of the FDA.
AZ-104 has been licensed to Symphony Allegro, and the Company has the right to repurchase all rights to this product candidate
• AZ-003 or EN3294 (Staccato fentanyl). Alexza is jointly developing Staccato fentanyl with Endo Pharmaceuticals, Inc., or Endo, for the treatment of breakthrough pain. Endo is responsible for regulatory, pre-clinical and clinical development, and for commercializing the product in North America. Alexza is responsible for the development of the Staccato Electric Multiple Dose device and has the exclusive right to manufacture the product for clinical development and commercial supply. During the third quarter of 2008, Alexza completed testing and released the first batch of EN3294 clinical trial material, or CTM, and shipped the CTM to Endo for use in the first EN3294 Phase 2 clinical trial. This CTM shipment resulted in revenue recognition during the third quarter.
• AZ-007 (Staccato zaleplon). Alexza is developing AZ-007 for the treatment of insomnia in patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. AZ-007 has completed Phase 1 testing. No additional work is currently planned on AZ-007 for 2009.
• AZ-002 (Staccato alprazolam). Alexza is developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. AZ-002 has completed Phase 1 testing and one Phase 2a proof-of-concept study in panic attacks, an indication the Company is not planning to pursue. However, given the demonstrated safety profile, the successful and reproducible delivery of alprazolam, and the IV-like pharmacological effect demonstrated to date, Alexza and Symphony Allegro are assessing AZ-002 for other possible indications and renewed clinical development.

AZ-002 has been licensed to Symphony Allegro, and we have the right to repurchase all rights to this product candidate.
Conference Call Information
Alexza will host a conference call today, November 6, 2008, at 4:30 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P47Y9YPH7.
To access the live conference call via phone, dial 888-679-8038. International callers may access the live call by dialing 617-213-4850. The reference number to enter the call is 20011020.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 57395663.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has five product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, has completed one Phase 3 clinical trial and enrolled a second Phase 3 trial. The Company has completed its end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), which is intended for the acute treatment of migraine headache, and it has advanced AZ-104 (Staccato loxapine) to Phase 2 testing. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. In addition, AZ-002 (Staccato alprazolam) has completed a Phase 2a proof-of-concept clinical trial for the treatment of panic attacks — an indication the Company is not planning to pursue – and is being assessed for other possible indications and renewed clinical development. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of November 6, 2008 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of September 30, 2008.
This press release includes forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share data)

					Period from
					December 19,
					2000
	Three Months Ended		Nine Months Ended		(inception) to
	September 30,		September 30,		September 30,
	2008	2007	2008	2007	2008
Revenue	$69	$—	$69	$—	$7,014

Operating expenses:
Research and development	16,774	11,570	47,165	31,947	190,283
General and administrative	4,362	3,566	13,626	11,168	58,689
Acquired in-process research and development	—	—	—	—	3,916

Total operating expenses	21,136	15,136	60,791	43,115	252,888

Loss from operations	(21,067)	(15,136)	(60,722)	(43,115)	(245,874)

Interest and other income, net	512	1,677	2,321	4,215	13,513
Interest expense	(203)	(258)	(736)	(737)	(3,382)

Loss before noncontrolling interest in Symphony Allegro, Inc.	(20,758)	(13,717)	(59,137)	(39,637)	(235,743)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	6,066	2,965	15,714	7,691	28,225

Net loss	$(14,692)	$(10,752)	$(43,423)	$(31,946)	$(207,518)

Basic and diluted net loss per share	$(0.45)	$(0.35)	$(1.35)	$(1.15)

Shares used to compute basic and diluted net loss per share	32,610	30,975	32,122	27,775

Alexza Pharmaceuticals, Inc.
(a development stage enterprise)
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	Unaudited	(1)
Assets
Cash, cash equivalents and marketable securities	$51,447	$69,391
Investments held by Symphony Allegro, Inc.	26,534	39,449
Other current assets	1,563	13,432

Total current assets	79,544	122,272

Property and equipment, net	24,837	26,156
Other non-current assets	492	697

Total assets	$104,873	$149,125

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$19,928	$16,180
Non-current liabilities	29,468	33,002
Noncontrolling interest in Symphony Allegro, Inc.	8,238	23,952
Stockholders equity	47,239	75,991

Total liabilities, non controlling interest and stockholders’ equity	$104,873	$149,125

(1)	Derived from audited consolidated financial statements at that date.